1347 Property Insurance Holdings, Inc. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2017 FIRST QUARTER FINANCIAL RESULTS
Increase in Book Value Per Share as Compared to Prior Quarter

Q1 2017 Gross Written Premium Increases 18.8% versus Q1 2016

Conference Call Scheduled For May 12, 2017 at 10:00 a.m. ET

Tampa, FL – May 11, 2017 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its first quarter ended March 31, 2017.

First Quarter 2017 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Gross premiums written increased 18.8% to $12.8 million from $10.8 million.

•	Net premiums earned were level at $8.2 million.

•	In-force policy count at March 31, 2017 increased to 35,200 from 29,600 at March 31, 2016.

•	Net combined ratio was 102.0%, which included one catastrophe weather event that accounted for 20.7 points in the quarter; compared with 125.2% in the prior year quarter, which included two catastrophe weather events that accounted for 48.4 points in the quarter.

•	Net income was approximately $0.2 million, or $0.04 per diluted share, compared to net loss of $(1.1) million, or $(0.18) per diluted share.

•	Book value per share of $7.83 at March 31, 2017 versus $7.78 at December 31, 2016 and $7.60 a year ago.

•	As previously announced, the Company received approval to begin writing policies in the State of Florida. Management is currently conducting preliminary work, including product design and a thorough analysis of market conditions, with the goal of beginning to write policies when deemed appropriate.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “Despite weather events in the quarter, we saw significant improvement over last year’s first quarter, due to an overall reduction in catastrophe activity. Shareholders will recall that the first quarter of 2016 was particularly eventful, in that we experienced two separate catastrophe events in both February and March which accounted for almost $4 million in net incurred losses for the quarter. For the first quarter of 2017, our net incurred losses from the single catastrophe event we experienced were substantially lower at approximately $1.7 million. Despite our meaningful improvement over the prior year period, this ratio is still representative of above average levels of storm activity. The Company was not alone in this experience. Across the industry, a dramatic increase in storms caused the first three months of 2017 to be one of the most costly first quarters in several years for U.S. insurers. Despite this headwind, we were able to record positive net income for the quarter demonstrating the resiliency in our structure which is designed to optimize upside in years with more benign weather and minimized downside in more challenging years. We ended the period with over 35,200 policies in force, or an increase of 18.9% from March 31, 2016. Our recent expansion into Texas led our policy growth, as our independent agent network in the state, which now numbers nearly 500, continued to recognize the value we bring to the marketplace.”

Operating Review

	(Unaudited)
($ in thousands, except ratios and per share amounts)	Three Months Ended
	March 31,
	2017	2016	Change
Gross premiums written	$12,834	$10,804	18.8%
Ceded premiums written	$5,876	$3,571	64.5%
Gross premiums earned	$13,518	$11,568	16.9%
Ceded premiums earned	$5,346	$3,347	59.7%
Net premiums earned	$8,172	$8,221	(0.6)%

Total revenues	$8,717	$8,599	1.4%

Gross losses and loss adjustment expenses	$5,585	$9,864	(43.4)%
Ceded losses and loss adjustment expenses	$1,954	$3,228	(39.5)%
Net losses and loss adjustment expenses	$3,631	$6,636	(45.3)%

Amortization of deferred policy acquisition costs	$2,522	$1,990	26.7%
General and administrative expenses	$2,091	$1,578	32.5%
Amortization charges on Series B Preferred Shares	$92	$88	4.5%

Net income (loss)	$246	$(1,115)	NMF (1)
Weighted average diluted shares outstanding	5,957	6,111	(2.5)%

Ratios to Gross Premiums Earned:(2)
Ceded ratio	25.1%	1.0%	24.1 pts
Gross loss ratio	41.3%	85.3%	(44.0) pts
DPAC ratio	18.7%	17.2%	1.5 pts
G&A ratio	15.5%	13.6%	1.9 pts
Combined gross ratio	100.6%	117.1%	(16.5) pts
Ratios to Net Premiums Earned:(2)
Net loss ratio	44.4%	80.7%	(36.3) pts
Net expense ratio	57.6%	44.5%	13.1 pts
Net combined ratio	102.0%	125.2%	(23.2) pts

(1) NMF- Not Meaningful
(2) See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Gross premiums written increased 18.8% to $12.8 million for the quarter ended March 31, 2017 compared with $10.8 million for the quarter ended March 31, 2016. Gross premiums earned increased 16.9% to $13.5 million for the quarter ended March 31, 2017 compared with $11.6 million for the quarter ended March 31, 2016. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents in Texas as well as the assumption of premium through our depopulation from the Texas Windstorm Insurance Association (“TWIA”) which occurred on December 1, 2016. As of March 31, 2017, approximately 75% of the Company’s 35,200 direct policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies from Louisiana Citizens.

Net premiums earned for the quarter ended March 31, 2017 were $8.2 million, which was level with the quarter ended March 31, 2016, largely due to the increase in ceded premiums earned, corresponding to the increase in reinsurance coverage we have purchased in the current year.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended March 31, 2017 was 41.3% compared to 85.3% for the quarter ended March 31, 2016. The net loss ratio for the quarter ended March 31, 2017 was 44.4% compared to 80.7% for the quarter ended March 31, 2016. Both gross and net loss ratios decreased primarily due to the reduction of catastrophe weather events in the first quarter of 2017, compared with the two catastrophe events we experienced in the first quarter 2016. Our catastrophe net loss ratio was 20.7% for the first quarter 2017, compared to 48.4% for the same period 2016. Furthermore, due to the accumulation of losses incurred during our reinsurance year beginning June 1, 2016, we met the retention under our aggregate treaty during the first quarter 2017, allowing us to generate ceded recoveries on certain weather related non-catastrophe claims from the 3rd and 4th quarters of 2016, as well as the 1st quarter 2017.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the first quarter of 2017 was $2.5 million, a $0.5 million increase over $2.0 million in the first quarter of 2016. As a percentage of gross premiums earned, this expense increased to 18.7% for the first quarter of 2017, compared to 17.2% for the first quarter of 2016. This change was mainly driven by an increase in the effective rate of premium taxes we pay due to a change in the Louisiana insurance code limiting the credits allowed on premium tax returns filed with the state.

General and Administrative Expenses

General and administrative expenses for the first quarter of 2017 were $2.1 million, a 32.5% increase from $1.6 million in the first quarter of 2016. General and administrative expenses as a percentage of gross premiums earned increased to 15.5% for the first quarter of 2017 compared to 13.6% for the prior year period, primarily due to an increase in employee costs due to an increase in staffing, as well as an increase in professional fees we incurred while performing a review of the rates we charge on risks in Louisiana.

Net Income (Loss)

In the first quarter of 2017, the Company reported net income of $0.2 million, compared to a net loss of $1.1 million in the prior year period. The Company reported net income of $0.04 per diluted share during the first quarter of 2017, based on approximately 6.0 million weighted average shares outstanding, compared to a net loss of $0.18 per diluted share during the prior year period, based on approximately 6.1 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

 At March 31, 2017, the Company held cash, cash equivalents and investments with a carrying value of $72.3 million. As of March 31, 2017, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 93% of the investment portfolio.

Conference Call Details

Date:	Friday, May 12, 2017
Time:	10:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(877) 407-0619
International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q1-2017. An audio recording of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida, but has not yet started writing business in the state. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal first quarter ended March 31, 2017 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2017	2016
Revenue:
Net premiums earned	$8,172	$8,221
Net investment income	168	115
Other income	377	263
Total revenue	8,717	8,599

Expenses:
Net losses and loss adjustment expenses	3,631	6,636
Amortization of deferred policy acquisition costs	2,522	1,990
General and administrative expenses	2,091	1,578
Accretion of discount on Series B Preferred Shares	92	88
Total expenses	8,336	10,292

Income (loss) before income tax expense (benefit)	381	(1,693)
Income tax expense (benefit)	135	(578)
Net income (loss)	246	(1,115)

Net earnings (loss) per common share:
Basic	$0.04	$(0.18)
Diluted	$0.04	$(0.18)
Weighted average common shares outstanding
Basic	5,956,766	6,111,079
Diluted	5,956,766	6,111,079

Consolidated Statements of Comprehensive (Loss)

Net income (loss)	$246	$(1,115)
Unrealized gains on investments available for sale, net of income taxes	55	228
Comprehensive income (loss)	$301	$(887)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	March 31, 2017 (unaudited)	December 31, 2016
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $32,872 and $26,793, respectively)	$32,706	$26,559
Equity investments, at fair value (cost of $1,000 for both periods)	1,151	1,136
Short-term investments, at cost	538	196
Other investments, at cost	805	505
Total investments	35,200	28,396
Cash and cash equivalents	37,141	43,045
Deferred policy acquisition costs, net	4,426	4,389
Premiums receivable, net of allowance for credit losses of $33 and $38, respectively	2,164	2,923
Ceded unearned premiums	5,377	4,847
Reinsurance recoverable on paid losses	1,136	444
Reinsurance recoverable on loss and loss adjustment expense reserves	4,469	3,652
Funds deposited with reinsured companies	—	500
Current income taxes recoverable	672	1,195
Deferred tax asset, net	268	420
Property and equipment, net	244	250
Other assets	732	788
Total assets	$91,829	$90,849

Liabilities
Loss and loss adjustment expense reserves	$7,813	$6,971
Unearned premium reserves	25,138	25,821
Ceded reinsurance premiums payable	4,970	5,229
Agency commissions payable	669	497
Premiums collected in advance	1,916	1,128
Funds held under reinsurance treaties	63	73
Accounts payable and other accrued expenses	2,034	2,065
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding for both periods	2,561	2,708
Total liabilities	$45,164	$44,492

Shareholders’ Equity
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,108,125 shares issued and 5,956,766 shares outstanding for both periods	$6	$6
Additional paid-in capital	46,816	46,809
Retained earnings	862	616
Accumulated other comprehensive loss	(10)	(65)
	47,674	47,366
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	46,665	46,357
Total liabilities and shareholders’ equity	$91,829	$90,849